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Exhibit 14.1

CODE OF ETHICS FOR THE

PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

OF

ALLIANCE RESOURCE MANAGEMENT GP, LLC

Adopted January 26, 2004
Amended and Restated January 24, 2013

        Alliance Resource Management GP, LLC, (the "Company"), as managing general partner of Alliance Resource Partners, L.P. (the "Partnership" and together with its subsidiaries and the Company, the "Partnership Group"), is committed to conducting business in compliance with all applicable laws and regulations and in accordance with high standards of business conduct. The Company strives to maintain the highest standards of accuracy, completeness and disclosure in its financial dealings, records and reports on behalf of the Partnership Group. These standards serve as the basis for managing the Partnership Group's business, for meeting the Partnership Group's duties to its unitholders and for maintaining compliance with financial reporting requirements. Accordingly, the Company has adopted this Code of Ethics (the "Code of Ethics") for its principal executive officer and senior financial officers, including the Company's principal financial officer and its principal accounting officer or controller (collectively, the "Senior Officers").

        Each of the Senior Officers must comply with and advocate the following principles and responsibilities, and the Company's Chief Executive Officer, in his or her capacity as the principal executive officer to whom all senior financial officers ultimately report, will promote and support this Code of Ethics and comply with the following principles:

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  Act ethically with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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  Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Partnership files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communication made by the Partnership Group.

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  Comply, as appropriate and with the advice of counsel (as necessary), with applicable rules, laws, and regulations of federal, state and local governments and private and public regulatory agencies (including The NASDAQ Stock Market LLC) having jurisdiction over the Partnership Group.

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  Promptly report to the Company's chief legal officer, General Counsel, or the Audit Committee of the Board of Directors any situation where this Code of Ethics, the Insider Trading Policy or any other Company or Partnership policy or conduct code, or any law applicable to the Company, the Partnership or their employees, is being violated.

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  Promptly disclose to the Company's chief legal officer, General Counsel, or the Conflicts Committee of the Board of Directors, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between such Senior Officer's personal and professional relationships.

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  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment on behalf of the Partnership Group to be subordinated to other interests.

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  Respect and maintain the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of his or her work for personal advantage.

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  Promote ethical behavior in the work environment.

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  Responsibly use and control all assets and resources employed by or entrusted to him or her.

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  Accept accountability for adherence to this Code of Ethics.

        Any individual who violates the provisions of this Code of Ethics will be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions will be imposed by the Company's Audit Committee, subject to review by the full Board of Directors, in its sole discretion. Depending on the nature and severity of the violation, the Company may refer such violation to appropriate authorities for civil action or criminal prosecution. Any Senior Officer shall:

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  upon adoption of the Code of Ethics or becoming a Senior Officer, sign and submit an initial acknowledgment confirming that he or she has received, read, and understands the Code of Ethics;

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  annually sign and submit an annual acknowledgment confirming that he or she has complied with the requirements of the Code of Ethics;

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  not retaliate against any Senior Officer or other person for making reports of potential violations in good faith; and

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  notify the Company's chief legal officer or General Counsel of any actual or potential violation of the Code of Ethics. Failure to do so itself is a violation of this Code of Ethics.

        The Company's Audit Committee is responsible for applying this Code of Ethics to specific situations in which questions are presented under and has the authority to interpret this Code of Ethics in any particular situation. The Audit Committee shall take all action it considers appropriate and investigate any actual or potential violations reported to it; and the Audit Committee is authorized and encouraged to consult, as appropriate, with the Company's chief legal officer or General Counsel and outside legal counsel. Any matter that the Company's chief legal officer or general counsel believes is a violation of this Code of Ethics will be reported to the Audit Committee.

        The Audit Committee is responsible for granting waivers from the terms and provisions of this Code of Ethics as it deems appropriate. A waiver of any provision of this Code of Ethics shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code of Ethics. A "waiver" is defined as approval by the Audit Committee of a material departure from any provision of the Code of Ethics. The waiver process shall consist of the following steps:

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  The Senior Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Senior Officer seeks a waiver, and shall explain the reason for engaging in the conduct, activity or transaction.

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  The determination with respect to the waiver shall be made in a timely fashion by the Company's Audit Committee, after consultation the Company's chief legal officer or General Counsel, or with outside legal counsel (if appropriate).

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  The decision with respect to the waiver shall be documented and kept in the Audit Committee's records for the appropriate period mandated by applicable law or regulation.

        If a waiver of this Code of Ethics is granted for any Senior Officer, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market LLC.

        This Code of Ethics may not be amended except in written form, which amendments must be specifically approved by a majority vote of the Company's Board of Directors, including majority of the Company's Audit Committee and Conflicts Committee.

        The Partnership shall make this Code of Ethics available on or through its website as required by applicable rules and regulations. In addition, the Partnership will disclose in its Annual Report on Form 10-K that a copy of this Code of Ethics is available on the Partnership's website and in print to any unitholder who requests a copy.

        All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, these matters shall not be disclosed to anyone other than the Company's chief legal officer of General Counsel, or outside legal counsel, the Audit Committee, or the Board of Directors.

        This Code of Ethics is intended solely for the internal use of the Company and does not constitute an admission by or on behalf of the Company, as to any fact, circumstance or legal conclusion.

        This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's senior financial and executive officers and the conduct of the Company's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, unitholder, or any other person or entity.

        It is the intent of the Partnership Group that this Code of Ethics be its written code of ethics under the Sarbanes-Oxley Act of 2002, complying with the standards set forth in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission.

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  Exhibit 14.1
CODE OF ETHICS FOR THE
PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
OF
ALLIANCE RESOURCE MANAGEMENT GP, LLC
Adopted January 26, 2004 Amended and Restated January 24, 2013